                                                                Exhibit  10 (jj)
[ICF Kaiser Logo]

ICF Kaiser International, Inc.
9300 Lee Highway
Fairfax, VA 22031-1207
703/934-3600  Fax 703/934-9740



                                                            April 19, 1994



Michael K. Goldman
Executive Vice President
ICF Kaiser International, Inc.
9300 Lee Highway
Fairfax, VA  22031-1207

Re:  Employment Arrangements
     -----------------------


Dear Michael:

     The purpose of this letter is to set forth our agreement with respect to your employment by ICF Kaiser International, Inc. and its subsidiaries and affiliates (the "Company") as follows:

1. As we discussed last month, the Company (with the concurrence of IFINT-USA, Inc.) has determined that it was in the best interests of the Company to: i) terminate your Executive Agreement dated as of December 20, 1990 as subsequently amended, effective as of February 28, 1994; and ii) terminate your Compensation Agreement dated as of December 20, 1990 as subsequently amended, effective as of February 28, 1994 (together, the December Agreements).

2. The Company shall make the $50,000 1994 Special Cash Payment provided for in the December Agreements to you on or before May 15, 1994, such payment not to be considered as part of your salary or your FY 1995 or any other year's bonus.

3. On or before May 15, 1994, you shall make the May 15, 1994 interest payment in respect of your outstanding loan made under the provisions of Section 4 of the Compensation Agreement referred to above. The current amount of the loan is $191,647.

4. Effective May 16, 1994, the terms of the loan shall be amended to provide that: a) the principal shall be due upon demand by the Company, but no later than February 28, 1999; b) interest from May 16, 1994, shall accrue on the outstanding principal at 6% per annum; c) payment of interest shall be deferred until such time as the principal is due and no interest shall accrue or be payable on such deferred interest; and d) if, at the time of demand (February 28, 1999, if no demand is earlier made), the value of the stock you have pledged under your Stock Pledge Agreement dated February 28, 1991 is less than the then outstanding amount of principal and interest, the Company will retire the principal and interest in a tax advantageous way to you. By tax advantageous, I mean that you will be considered to have sold your pledged shares at the highest price permitted by the Company's agreements and covenants relating to its debt and equity instruments and the Company shall attempt

Michael K. Goldman
April 19, 1994
Page 2


to minimize the amount of ordinary income attributed to you. In any event, the principal and interest under the note shall remain non-recourse to you.

5. Indemnification pursuant to the December Agreements shall continue for acts or omissions during the term of the December Agreements (December 20, 1990, through February 28, 1994); indemnification for acts or omissions during other time periods shall be that generally available under the Articles of Incorporation/By-laws of the various companies to officers and employees of each such company.

6. All of your outstanding options that have not yet vested are now vested as of March 1, 1994, and all of your other options remain vested and exercisable in accordance with their terms.

7. All other obligations and benefits of the December Agreements will terminate as of February 28, 1994.

8. You will serve as an at will employee of the Company at a salary of $175,000 per year and with other benefits equal to those provided to other senior managers of the Company, and you will continue to be an Executive Vice President of ICF Kaiser International, Inc. You will participate in the Company's incentive compensation plan and have senior management responsibilities in the finance and administration areas.

9. You are hereby designated a participant in the Senior Executive Officers Severance Plan (SEOSP), a copy of which is attached, or any successor plan, and entitled to the benefits thereunder, provided that a change of title to Senior Vice President of ICF Kaiser International, Inc. or equivalent will not be considered "good reason" under the SEOSP, nor will it affect your participation in, or benefits or rights under, the SEOSP. Any other change in title without your express written consent will be considered "good reason" under the SEOSP.

10. In consideration for the payments and agreements set forth above, you, on behalf of yourself, your successors and assigns, hereby release and forever discharge the Company and any and all of its respective current, former or future affiliated entities, subsidiaries, departments, officers, directors, employees, representatives, agents, attorneys, successors and assigns, from any and all claims and cases of action (whether known or unknown) which you have, or may in the future have, against them in law or equity, under Federal, state, District of Columbia or other local law, relating to or arising out of the December Agreements.

11. In consideration for the payments and agreements set forth above, the Company, on behalf of itself and any and all of its respective current, former or future affiliated entities, subsidiaries, departments, officers, directors, employees, representatives, agents, attorneys, successors and assigns, hereby releases and forever discharges you from any and all claims and causes of action (whether known or unknown) which they have, or may in the future have, against you in law or equity, under Federal, state, District of Columbia or other local law, relating to or arising out of the December Agreements.

Michael K. Goldman
April 19, 1994
Page 3


12. You will be considered for any position within the Company for which you are qualified and, if you are offered any such position, the compensation offered will not be adversely affected by your salary or bonus range as established pursuant to this agreement.

     Please indicate your agreement with and acceptance of these actions by signing below.


Very truly yours,


/s/
_______________________________________
James O. Edwards
Chairman and Chief Executive Officer



I agree with and accept these actions


/s/
_______________________________________
Michael K. Goldman, April 19, 1994